January 5, 2005

The Board of Trustees of Gables Residential Trust
The Board of Directors of Gables GP, Inc.
c/o Gables Residential Trust
777 Yamato Road, Suite 510
Boca Raton, FL  33431

Attn: Chris Wheeler, Chairman

Ladies and Gentlemen:

As explained below, after careful and thoughtful consideration, I have determined that it is in the mutual best interests of Gables Residential Trust (the "Company") and myself, effective as of the date above, to resign, and I do hereby resign, as a Trustee of the Board of Trustees of the Company and as a Director of the Board of Directors of Gables GP, Inc. (such Boards, collectively, the "Board"), and from any and all other positions I hold with the Company and its subsidiaries and related and affiliated entities, including, without limitation, as a member of the Nominating and Corporate Governance Committee and the Chairman of the Compensation Committee of the Board.

As a result of the growth of the business and investments of my principal employer, Guggenheim Real Estate ("GRE"), there exists a potential for direct competition between GRE and the Company in certain markets in the foreseeable future which may give rise to, or appear to create, conflicts of interest. While I do not believe any such conflicts would in fact exist, or even if they did that such conflicts could not be dealt with effectively, I do not want to create a situation where anybody at any time might even be able to imply that I personally, or the Board as a whole, may have engaged in conduct involving anything other than the highest standards of conduct and integrity, both on behalf of the Company and its shareholders and as individual members of the Board. For these reasons, I believe it is best for me to step down at this time.

I have always had the utmost admiration and respect for the Board as a whole and each of its members. During my tenure on the Board the Company has, among other things, furthered its successful EPN investment strategy and expanded its operations into new markets, increased the size and enhanced the quality of the assets in its portfolio, improved the efficiency of its operations and empowered its associates with innovative human resource practices, all of which together have enabled the Company to outperform its peers. I am honored to have been associated with this Board and to have served the Company and its shareholders.

Very Truly Yours,

/s/ Mike E. Miles

Mike E. Miles